Exhibit 16.1

KingBetham & Company	P.O. Box 6740
Certified Public Accountants	Pago Pago, Am. Samoa 96799
Tel: (684) 699-2401
Fax: (684) 699-2402

February 14, 2007

Securities and Exchange Commission

100 F Street, NE

Washington, DC

20549 USA

Re:	Elandia Inc.

Form 10/A

File Number: 0-51805

We are the former independent auditors for AST Telecom LLC (“AST Telecom”) and, during December 2005, we were dismissed as principal accountants for AST Telecom. We have read Item 14, which is disclosed in the Company’s Amendment No. 2 to Registration Statement on Form 10/A, which the Company expects to file with the Securities and Exchange Commission on or around February 16, 2007, and are in agreement with the statements contained therein, insofar only as they relate to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ KingBetham & Company
KingBetham & Company

Samoa Office: P.O. Box 859, APIA, Samoa Tel: (685) 24337 Fax: (685) 24336